This filing is made pursuant to Rule 424(b)(5)
under the Securities Act of 1933
in connection with Registration No. 333-126131

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED JULY 1, 2005)

6,200,000 Shares
Common Stock
$3.25 per share

We are offering 6,200,000 shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “UBET.” On December 14, 2006, the last reported sale price of our common stock was $3.58 per share.

We have retained ThinkEquity Partners LLC as our exclusive placement agent to use its best efforts to solicit offers to purchase our common stock in this offering. See “Plan of Distribution” beginning on page S-15 of this prospectus supplement for more information regarding this arrangement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3.

	Per Share	Total

Public offering price	$3.25000	$20,150,000
Placement agent’s fees	.17875	1,108,250
Proceeds, before expenses, to Youbet.com	3.07125	19,041,750

The placement agent is not purchasing or selling any shares of our common stock pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of shares of common stock. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent’s fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the shares of common stock being offered pursuant to this prospectus supplement will be made to purchasers on or about December 20, 2006. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the shares are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

ThinkEquity Partners LLC

December 15, 2006

You should rely only on the information contained in or incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement is accurate only as of the dates referenced in this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of common stock.

In this prospectus supplement, unless context requires otherwise, “we,” “us,” “our” and “Youbet” refer to Youbet.com, Inc. only. We refer to IRG US Holdings Corp. and its wholly owned subsidiaries collectively as “IRG” and to UT Gaming, Inc. and its wholly owned subsidiaries collectively as “United Tote,” unless the context requires otherwise.

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About this prospectus

This prospectus supplement contains the terms of this offering. A description of the common stock offered hereby is contained in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference into this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, the information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where you can find more information” and “Information incorporated by reference” beginning on pages S-17 and S-18, respectively.

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Prospectus summary

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in the shares and it is qualified in its entirety by and should be read in conjunction with the more detailed information appearing elsewhere in, or incorporated by reference, into this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially “Risk Factors,” before deciding to invest in shares of our common stock.

Our company

We are a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry. Our International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.

Our website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, we offer members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Our Players TrustSM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution. Our Youbet Advantagetm Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and our play-for-points racing education website — www.Youbet.net — is helping to attract new fans to racing.

We are incorporated in Delaware. Our principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, California 91367. Our telephone number is (818) 668-2100, and our website address is www.youbet.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock offered by us	6,200,000 shares

Common stock to be outstanding after this offering	42,116,540 shares

Use of proceeds	We intend to use the net proceeds from this offering of approximately $18.5 million to fund the repayment of three promissory notes (subject to rights of set-off and the other terms of the notes) with an aggregate principal amount of $10.2 million and for general corporate purposes, including any make-whole payments to the former owners of United Tote Company. See “Use of Proceeds.”

Nasdaq Capital Market symbol	UBET

The number of shares of common stock that will be outstanding after this offering is based upon 35,916,540 shares outstanding as of September 30, 2006, and excludes the following:

➢	4,353,196 shares of our common stock that were issuable upon the exercise of outstanding stock options as of September 30, 2006 with a weighted-average exercise price of $2.48 per share; and

➢	an aggregate of 1,720,997 shares of our common stock available for future grant or issuance under our Equity Incentive Plan as of September 30, 2006.

We will retain discretion over the use of the net proceeds from this offering that are not used to repay the United Tote promissory notes. The amount and timing of our actual expenditures may vary significantly depending on numerous factors, including whether we are required to make a make-whole payment, our success in managing the operations of our businesses, and the amount of cash used by our operations.

Risk factors

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, the risk factors and other information appearing in the accompanying prospectus, and the documents incorporated by reference herein and therein before deciding to invest in our common stock. The occurrence of any of the following risks or those described in the documents we have referred you to could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Business

If it is determined that our business practices violate state gaming laws or regulations, we could be subject to claims for damages, fines or other penalties and may be prohibited from accepting pari-mutuel wagers from these states in the future.

We currently have licenses in the states of California, Idaho, Oregon and Washington to operate an ADW multi-jurisdictional wagering hub and/or to accept wagers from residents of such states. We also accept pari-mutuel wagers from subscribers in other states where, we believe, accepting such wagers is permitted pursuant to the Interstate Horseracing Act of 1978, as amended, state laws, and certain other laws and legal principles, including those contained in the U.S. Constitution. However, state attorneys general and gaming regulators may interpret state gaming laws, the federal statutes and constitutional principles and doctrines in a narrower manner than we do. If a federal or state court were to adopt such a narrow interpretation of these laws, we may face criminal or civil damages, fines or other penalties and may be prohibited from accepting pari-mutuel wagers in one or more states in the future, which may adversely affect our business and results of operations.

In addition, if any proceedings were brought by governmental or private litigants who disagree with our interpretation of the applicable laws, the adverse publicity, cost of such litigation and diversion of management’s focus and time away from our business operations may have a materially adverse effect on our financial condition and results of operations. From time to time, we have received correspondence from various state governmental agencies inquiring into the legality of our business activities and, in certain circumstances, alleging our non-compliance with state gaming laws. To date, we have responded in a timely manner to all of these inquiries outlining our legal position, which we believe permits our business operations in such states. We cannot assure you that any of these state governmental agencies agree with our legal position or that proceedings intended to prohibit or restrict our business will not be brought against us by one or more of these state governmental agencies in the future.

Furthermore, many states have considered and are considering interactive and Internet gaming legislation and regulations which may inhibit our ability to do business in such states, and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations and enforcement policies that could have a material adverse impact on our business. The extensive regulation by both state and federal authorities of gaming activities also can be significantly affected by changes in the political climate and changes in economic and regulatory policies. Such effects could be materially adverse to Youbet.

Laws and regulations proposed by Congress and various state legislatures or federal or state authorities that are directly applicable to online and Internet gambling could have a material adverse effect on our business.

After nearly a decade of consideration, Congress recently passed Internet gambling legislation. The Unlawful Internet Gambling Enforcement Act of 2006, or the Act, was signed into law on October 13, 2006. The Act includes certain racing protective provisions and protects racing’s interstate wagering activities by maintaining the status quo with respect to such activities under the Interstate Horseracing Act of 1978, as amended.

The Act prohibits the acceptance of credit, electronic funds, checks, or the proceeds of other financial transactions by persons engaged in certain betting or wagering businesses involving at least the partial use of the Internet. The Act excludes from the definition of unlawful Internet wagering “any activity that is allowed under the Interstate Horseracing Act

Risk factors

of 1978, as amended.” The Act also includes a Sense of the Congress provision that states that the Act is not intended to change the relationship between the Interstate Horseracing Act and other federal statutes presently in effect, thus maintaining the status quo for racing’s universal and necessary business practices of simulcasting and account wagering.

Many states have considered and are considering interactive and Internet gaming legislation and regulations which may or may not be worded so as to permit our business to continue in such states; and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations, or enforcement policies that could have a material adverse effect on our business. International expansion of our business may be subject to regulation in those countries in which it is made available. We believe that we can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, we may not be able to obtain the approvals necessary to market our services in such jurisdictions.

If credit card companies, as a policy, refuse to process wagering account transactions as a result of perceived legal uncertainty surrounding online live event wagering, our business and results of operations could be adversely affected.

Credit card companies may in the future become hesitant to process deposits, fees and online transactions by our customers. This would limit the methods of payment available to our subscribers, reducing the convenience of our services and may make competitive services more attractive. This may adversely affect our business.

If the federal government or state governments impose taxes on wagers, our business could be adversely affected.

If one or more governmental authorities successfully asserts that we should collect taxes on wagers, it could adversely affect our business. We do not currently collect taxes on wagers. We pay all applicable taxes to the State of Oregon where one of our multi-state hubs resides and is currently regulated. However, one or more local, state or foreign jurisdictions may seek to tax online and Internet wagering when a subscriber is physically within their jurisdiction at the time the wager is placed. Such taxes, if imposed, would have a material adverse effect on our business.

If our license and content agreement with TVG is terminated or is not renewed, and if we are not able to license such content directly from the track operators, our business and results of operations may be adversely affected.

ODS Technologies, L.P., a subsidiary of Gemstar-TV Guide International, doing business as Television Games Network, or TVG, has formed purported exclusive relationships with a number of major U.S. horse tracks. In May 2001, we entered into a license and content agreement with TVG. Pursuant to this agreement, we have a non-exclusive license to access the simulcast audio, video and data content, as well as the wagering pools, of certain racing content at these racetracks. If our agreement with TVG is terminated or is not renewed, or if such relationships between TVG and such racetracks are terminated or not renewed, and if, following any such termination or non-renewal, we are not able to license such content directly from the track operators, our business and results of operations may be adversely affected.

We face strong competition from the Television Games Network and others.

We believe that our principal domestic competitor in the interactive, pari-mutuel gaming market is TVG, which operates an ADW website and the Television Games NetworkTM. The Television Games Network is a 24-hour national racing channel for distribution over cable and DIRECTV®, along with an in-home pari-mutuel wagering system that requires a dedicated television set-top box. Further expansion of the Television Games Network’s product and expansion of its purported exclusive relationships may make it difficult for us to grow our subscriber base and to obtain quality racing content. Additionally, if exclusive relationships account for a significant number of horse tracks, TVG may be able to secure relationships with additional horse tracks on more favorable terms than us.

We compete with several other companies, including America Tab, doing business as Win Ticket, XpressbetTM, a division of Magna Entertainment Corp., and the Racing Channel doing business as Oneclickbetting.com. Worldwide, numerous other Internet and interactive ventures exist. We expect to compete with these entities, as well as new companies which

Risk factors

may enter the interactive, pari-mutuel gaming market. It is possible that our current and potential competitors may have greater resources than us.

If, in response to allegations brought before the WTO, the U.S. government amends existing laws to exempt foreign providers of online gambling from, or restricts domestic service providers, our business could be adversely affected.

On April 7, 2005, the Appellate Body of the World Trade Organization, referred to as the WTO, circulated its report in a dispute settlement proceeding brought by the Government of Antigua and Barbuda, referred to as Antigua, challenging certain U.S. measures affecting the cross-border supply of gambling and betting services. Antigua claimed that certain federal and state laws have the effect of prohibiting the supply of gambling services from outside the U.S. in violation of certain U.S. obligations under the General Agreement on Trade in Services, referred to as GATS. In relevant part, Antigua argued that the U.S. was discriminating between domestic and foreign remote suppliers of wagering services for horse racing because the Interstate Horseracing Act purports to exempt domestic service suppliers, like Youbet, from the prohibitions of the Wire Act, the Travel Act and the Illegal Gambling Business Act, but does not exempt foreign services suppliers. The Appellate Body of the WTO found, inter alia, “that the U.S. has not shown, in light of the Interstate Horseracing Act that the prohibitions embodied in [the Wire Act, the Travel Act and the Illegal Gambling Business Act] are applied to both foreign and domestic service suppliers of remote betting services for horse racing, and therefore, has not established that these measures satisfy the requirements of [Article XIV of the GATS].” On April 20, 2005, the Appellate Body report was adopted by the Dispute Settlement Body, referred to as the DSB, of the WTO, and the U.S. was requested to bring its measures into conformity with its obligations under the GATS. The United States was given until April 5, 2006 to do so. In a submission to the WTO dated April 10, 2006, the Office of the United States Trade Representative, or the USTR, noted that a U.S. Department of Justice official had provided the following information in April 5, 2006 testimony before a Congressional committee: “The Department of Justice views the existing criminal statutes as prohibiting the interstate transmission of bets or wagers, including wagers on horse races. The Department is currently undertaking a civil investigation relating to a potential violation of law regarding this activity. We have previously stated that we do not believe that the Interstate Horse Racing Act, 15 U.S.C. §§ 3001-3007, amended the existing criminal statutes.” The USTR reported, in light of these circumstances, that the United States is in compliance with its WTO obligations. On June 8, 2006, Antigua initiated proceedings in the WTO to challenge the U.S. position and to determine whether the United States is in compliance with the panel and Appellate Body findings adopted in 2005. Should the WTO find that the United States has not complied with its commitments, Antigua may seek authorization to impose trade retaliation against the United States.

Although the WTO decision and the U.S. Government’s recent submission do not affect any existing federal or state law, we cannot predict what actions, if any, the U.S. Government will take in response to any new WTO proceedings and what effect, if any, the consequences thereof will have on our business and operations.

Our inability to retain our relationships with our content providers would have a material adverse effect on our business.

We depend upon a limited number of suppliers for the majority of our content, and the cancellation of our relationship with any one of those suppliers would have a material adverse effect on our business. In addition, our right to simulcast and accept wagers on races at a number of the most recognized tracks and races, including The Preakness, one of horse racing’s triple crown races, depends on our license agreement with Magna, which currently is subject to a one-year agreement expiring December 25, 2006. The cancellation or non-renewal of our license agreements with these content providers or the cancellation or non-renewal of our agreements with a number of our other content providers would have a material adverse effect on our business.

Our inability to retain our core customer base or our failure to attract new customers would have a material adverse effect on our business.

Risk factors

Our data mining software generates detailed customer segmentation analyses based on variables such as wagering propensities and preferences, which allows us to personalize our product offerings through targeted special offers tailored to specific customer segments. We believe that these techniques help us to retain our best customers. In addition, our marketing relationships with the Daily Racing Form and others help us attract new customers. If we are unable to retain our core customer base through robust content offerings and other popular features, if we lose customers to our competitors, or if we fail to attract new customers, our businesses business would fail to grow or would be adversely affected.

The integration of acquired businesses, including IRG and United Tote, may result in substantial costs, delays and other problems.

Our future performance will depend on our ability to integrate the businesses that we acquire, including IRG and United Tote. To integrate newly acquired businesses, including IRG and United Tote, we must integrate certain operations and extend our financial and management controls (such as compliance with Section 404 of the Sarbanes-Oxley Act of 2002) and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. We may not be able to integrate successfully these and other acquired businesses or realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated, if at all.

Furthermore, the costs of integrating IRG and United Tote could impact significantly our short-term operating results. These costs could include the following:

➢	restructuring charges associated with the acquisitions; and

➢	non-recurring acquisition costs, including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, and various other acquisition-related costs.

The integration of newly acquired businesses will require the expenditure of substantial managerial, operating, financial and other resources and may also lead to a diversion of our attention from our ongoing business concerns.

Although we perform diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. We may not be able to ascertain the value or understand the potential liabilities of the acquired businesses and their operations until we assume operating control of the assets and operations of these businesses. Once we acquire a business, we are faced with risks, including the following:

➢	the possibility that we have acquired substantial undisclosed liabilities;

➢	further regulatory approvals;

➢	the risks of entering markets in which we have limited or no prior experience;

➢	the potential loss of key employees or customers; and

➢	the possibility that we may be unable to recruit additional managers with the necessary skills to supplement the management of the acquired businesses.

If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be adversely affected.

System failures or damage from earthquakes, fires, floods, power loss, telecommunications failures, break-ins or other unforeseen events could harm our business.

Our business depends upon our communications hardware and our computer hardware, substantially all of which are located at a leased facility in Woodland Hills, California. We have built certain redundancies into our systems to avoid downtime in the event of outages, system failures, or damage, however, we do not have duplicate geographic locations for our site of operations. Thus, our systems remain vulnerable to damage or interruption from earthquakes, floods, fires,

Risk factors

power loss, telecommunication failures, terrorist attacks, hardware or software error, computer viruses, computer denial-of-service attacks, and similar events. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems could result in lengthy interruptions in our services. Any unscheduled interruption in the availability of our website and our services results in an immediate, and possibly substantial, loss of revenue. Frequent or persistent interruptions in our services could cause current or potential users to believe that our systems are unreliable, leading them to switch to our competitors or to avoid our site, and could permanently harm our reputation and brand. These interruptions also increase the burden on our engineering staff, which, in turn, could delay our introduction of new features and services on our website. We have property and business interruption insurance covering damage or interruption of our systems. However, this insurance might not be sufficient to compensate us for all losses that may occur.

We may not be able to respond to rapid technological changes in a timely manner or without service interruptions, which may cause customer dissatisfaction.

The gaming sector is characterized by the rapid development of new technologies and continuous introduction of new products. Our main technological advantage versus potential competitors is our software lead-time in the market and our experience in operating an Internet-based wagering network. However, we may not be able to maintain our competitive technological position against current and potential competitors, especially those with greater financial resources. Our success depends upon new product development and technological advancements, including the development of new wagering platforms. While we expend a significant amount of resources on research and development and product enhancement, we may not be able to continue to improve and market our existing products or technologies or develop and market new products in a timely manner. Further technological developments may cause our products or technologies to become obsolete or noncompetitive.

If we were to lose the services of Charles Champion, Gary Sproule or other key personnel, we may not be able to execute our business strategy.

Our future success depends in a large part upon the continued service of key members of our senior management team. Messrs. Champion and Sproule are critical to the overall management of Youbet as well as the development of our technology, our culture and our strategic direction. While Messrs. Champion and Sproule are parties to employment agreements with Youbet, neither of these agreements prohibits the executive from terminating such an agreement. Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and we may not be able to retain and attract such employees.

Our operating results fluctuate seasonally and may be adversely impacted by a reduction in live racing dates as a result of regulatory factors.

We experience significant fluctuations in quarterly operating results as a result of the seasonality associated with the racing schedules. Generally, revenue is greater in the second and third quarters of the calendar year. We and IRG carry a limited number of live racing dates and the number of live racing dates varies somewhat from year to year. The allocation of live racing dates in most of the jurisdictions is subject to regulatory approval from year to year and, in any given year, there may not be the same or more racing dates than in prior years. A significant decrease in the number of live racing dates would reduce our revenue and cause our businesses to suffer.

If the horse racing tracks that we carry experience unfavorable weather, it may cause races to be cancelled which would reduce our revenue and cause our business to suffer.

Because horse racing is conducted outdoors, unfavorable weather conditions, including extremely high or low temperatures, excessive precipitation, storms or hurricanes, may cause races to be cancelled. For example, in the fourth quarter of 2005, due largely to inclement weather, we carried 300 fewer races at predominantly premier tracks, than in the fourth quarter of 2004. Because a substantial portion of our operating expenses is fixed, a reduction in the number of

Risk factors

races held or in the number of horses racing due to unfavorable weather would reduce our revenue and cause our businesses to suffer.

A horse racing industry controversy could cause a decline in bettor confidence and result in changes to legislation, regulation or industry practices, which could materially reduce the amount wagered on horse racing and increase our costs, and therefore, adversely affect our revenue and operating results.

A horse racing industry controversy could cause a decline in bettor confidence and result in changes to legislation, regulation or industry practices. For example, on October 26, 2002, in connection with the Breeders’ Cup World Thoroughbred Championships held at Arlington Park in Chicago, Illinois, only one person placed winning bets on the Pick 6, a bet to pick the winning horse in six consecutive races. The bettor purchased all six winning tickets, valued at more than $2.5 million, through an off-track betting telephone system. Payment of the winnings was withheld when an examination of the winning bets revealed an unusual betting pattern. Scientific Games Corporation, the parent company of Autotote Systems, Inc., later announced that it had fired an employee who had allegedly accessed the totalisator system operated by Autotote Systems, altered the winning Pick 6 tickets, and erased the record of his access. The Federal Bureau of Investigation conducted an investigation, and three individuals pled guilty in federal court to conspiring to commit fraud and money laundering. Industry controversy, like the Pick 6 matter, could result in a perceived lack of integrity or security, a decline in bettor confidence, and likely lead to a decline in the amount wagered on horse racing. Any such controversy could lead to changes in legislation, regulation or industry practices, which could result in a material reduction in the amount wagered on horse racing and in the revenue and earnings of companies in the horse racing industry, including us.

The inability of our systems and controls to handle online security risks would have a material adverse effect on our business.

We use packet filters, fire walls and proxy servers which are all designed to control and filter the data allowed to enter our data center. However, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may make it easier for someone to compromise or breach the technology we use to protect our subscribers’ transaction data. If such a breach of security were to occur, it could cause interruptions in service and loss of data or cessation in service to our subscribers. This may also allow someone to introduce a “virus” or other harmful component to Youbet causing an interruption or malfunction.

To the extent our activities involve the storage and transmission of information such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies might not be sufficient to reimburse us for losses caused by such security breaches.

Our inability to collect revenue due to the NYRA bankruptcy could reduce our revenue and cause our businesses to suffer.

Each of our businesses has certain agreements with the New York Racing Association, or NYRA, the nonprofit operator of Aqueduct Racetrack, Belmont Park, and Saratoga Race Course, under which we receive substantial revenues. On November 2, 2006, the NYRA filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York. As of November 2, 2006, we had outstanding accounts receivable from NYRA of approximately $0.4 million, and as of September 30, 2006, we had not recorded a reserve against these receivables. Any inability to collect the outstanding accounts receivable pursuant to agreements with NYRA because of NYRA’s bankruptcy filing would reduce our revenue and cause our businesses to suffer.

Additional Risks Related to Our Acquisition of United Tote

United Tote’s totalisator business depends on its relationships with its track and other partners for a substantial portion of its revenue. The loss of all or a portion of these relationships could result in the failure of Youbet to realize the expected level of revenue from its acquisition of United Tote.

Risk factors

United Tote has contracts to provide totalisator services to more than 100 tracks and other sporting venues that accept wagers, such as Jai Lai. As a result, the success of our acquisition of United Tote depends, in part, on our ability to maintain successful relationships with United Tote’s contract partners. Should these contract partners discontinue purchasing totalisator services from United Tote, we will fail to realize our expected increase in revenue from our acquisition of United Tote.

United Tote’s totalisator business depends on the total amount of wagers placed with its track partners.

United Tote’s contracts provide that it will receive a percentage of the pari-mutuel wagering pools for which it provides totalisator services. As the amount of pari-mutuel pools increase, United Tote’s revenue increases. Accordingly, a decrease in wagers placed at one or more of United Tote’s contract partners could cause a decline in United Tote’s wagers (or revenue) and, in turn, our consolidated revenue as the owner of United Tote. Further, any material reduction by any one of United Tote’s contract partners in its level of commitment of resources, funding, personnel, and interest in continued development of horse racing or other wagering-based businesses could cause a decline in wagering and United Tote’s and our consolidated revenue.

United Tote’s totalisator business depends upon leading with and responding to technological changes.

United Tote’s success depends upon new product development and technological advancements, including the development of more advanced wagering terminals. While United Tote devotes resources to research and development and product enhancement, it may not be able to continue to improve and market existing products or technologies or successfully develop and market new products in a timely manner. Further technological developments by competitors may cause United Tote products or technologies to become obsolete or noncompetitive.

Risks Related to This Offering and the Ownership of Our Common Stock

The share price of our common stock may be volatile and could decline substantially.

The trading price of our common stock has been volatile and is likely to continue to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of issues, including broad market factors that may have a material adverse impact on our stock price, regardless of actual performance. These factors include the following:

➢	periodic variations in the actual or anticipated financial results of our business or that of our competitors;

➢	downward revisions in securities analysts’ estimates of our future operating results or of the future operating results of our competitors;

➢	material announcements by us or our competitors;

➢	public sales of a substantial number of shares of our common stock as a result of, or following, this offering; and

➢	adverse changes in general market conditions or economic trends or in conditions or trends in the markets in which we operate.

If our quarterly results are below the expectations of securities market analysts and investors, the price of our common stock may decline.

Many factors, including those described in this “Risk Factors” section, can affect our business, financial condition and results of operations, which makes the prediction of our financial results difficult. These factors include:

➢	changes in market conditions that can affect the demand for horse race wagering;

➢	general economic conditions that affect the availability of disposable income among consumers; and

➢	the actions of our competitors.

Risk factors

If our quarterly operating results fall below the expectations of securities market analysts and investors due to these or other risks, securities analysts may downgrade our common stock and some of our stockholders may sell their shares, which could adversely affect the trading prices of our common stock.

We will have discretion to allocate the proceeds of this offering that remain following certain repayment obligations and may invest or spend the remaining net proceeds of this offering in ways with which you may not agree or which may not yield a return.

We will have discretion over the use of proceeds from this offering that remain following certain repayment obligations. We expect to use the net proceeds from our sale of common stock in this offering primarily to fund the repayment of three promissory notes (subject to rights of set-off and the other terms of the notes) with an aggregate principal amount of $10.2 million issued to UT Group, LLC, the former owner of United Tote, as partial consideration for our purchase of United Tote and for general corporate purposes, including any make-whole payments payable to UT Group. We have not reserved or allocated specific amounts for general corporate purposes, and we cannot specify with certainty how we will use that portion of the net proceeds. Accordingly, we will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this offering may be used for corporate purposes that ultimately do not increase our operating results or market value.

Under the UT Group stockholder rights agreement entered into in connection with our acquisition of United Tote, we agreed to a make-whole provision pursuant to which we will pay to UT Group, in February 2007, a one time cash payment equal to the amount by which $5.50 exceeds the weighted-average trading price of our common stock for the five trading-day period ending on February 9, 2007, multiplied by the number of shares delivered by us and then held by UT Group. If the price of our common stock were to remain below $5.50 per share and UT Group does not sell all or a substantial portion of their Youbet shares prior to February 9, 2007, we could be required to make a substantial payment to UT Group under this make-whole provision. For example, assuming the weighted-average trading price calculated under the stockholders rights agreement was $3.58 per share, which was the last reported sale price of our common stock on December 14, 2006, then we would be required to pay approximately $4.2 million, assuming UT Group still holds all 2,181,818 shares.

We have the ability to issue additional equity securities, which would lead to further dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then-existing stockholders’ equity interests in us. Our Board of Directors has the authority to issue, without vote or action of stockholders, up to 1,000,000 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common stockholders’ interest. Our Board of Directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, giving effect to this offering, we may issue up to 57,883,460 shares of common stock that are authorized but not issued, and as of September 30, 2006, 3,570,700 of our authorized but unissued shares of common stock in the aggregate were issuable upon the exercise of vested options.

Sales of substantial amounts of our common stock or the perception that such sales may occur could cause the market price of our common stock to drop significantly, even if our business is performing well.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders of shares of our common stock. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The lock-up agreements delivered by our directors and officers to the placement agent in connection with this offering generally provide that they will not dispose of their shares of our common stock for a period of 90 days after the date of this prospectus supplement, subject to the terms of said agreements. The placement agent has no preestablished conditions to waiving the terms of the lock-up agreements, and any decision by it to waive those conditions would depend on a number of factors, which may include market conditions, the performance of the common stock in the market, and our financial condition at that time. In addition, we have filed resale shelf registration statements to register shares of our common stock that may be sold by certain of our stockholders. Certain stockholders also have the right to request that their shares be included on certain registration statements we file in the future. Existing and future resale registration statements may increase the likelihood of sales by, or the perception of an increased likelihood of sales by, our existing stockholders of shares of our common stock.

We do not intend to pay cash dividends. As a result, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid a cash dividend on our common stock, and we do not plan to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance our operations and further expansion and growth of our business, including acquisitions. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We may be required to raise additional capital in the future to implement our business plan, and we may not be able to secure such funds, or may not be able to do so on favorable terms, to support our growth plans.

A substantial portion of the proceeds from this offering, assuming that it is fully subscribed, will be used to fund the payment of existing obligations incurred in connection with our acquisition of United Tote. If all the shares are not sold in this offering, a smaller portion of, or possibly no, additional proceeds would be available for general corporate purposes. See “Use of Proceeds.” If this occurs, our ability to undertake new initiatives and otherwise grow our businesses may be adversely affected, which could result in a decline in the value of our shares of common stock. In addition, if we identify additional acquisition or growth opportunities, we may need to raise additional capital. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital though the sale of securities could reduce the proportionate interest of our stockholders. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our growth and potentially ongoing operations.

Special note regarding forward-looking statements

This prospectus supplement and the information incorporated by reference into this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21C of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements concerning possible or assumed future results of operations of Youbet and those preceded by, followed by or that include the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include the following:

➢	statements about our business plans;

➢	statements about the potential for development;

➢	statements about future regulatory approval;

➢	estimates of future financial performance;

➢	predictions of national or international economic, political, or market conditions;

➢	statements regarding other factors that could affect our future operations or financial position; and

➢	other statements that are not matters of historical fact.

Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include the following:

➢	our successful integration of IRG, United Tote and Bruen Productions International, Inc.;

➢	our maintenance of good relationships with our track operators and content providers;

➢	our ability to continue to compete successfully with existing and future competitors;

➢	our ability to continue to manage our costs;

➢	our exposure to lawsuits and other liabilities and contingencies;

➢	our ability to fund our short-term financing needs;

➢	continued growth of Internet-based horse race wagering; and

➢	general economic and business conditions.

These forward-looking statements speak only as of the date of this prospectus supplement. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events, or otherwise.

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $18.5 million after deducting the placement agent’s fees and $0.5 million of estimated offering expenses, and assuming that we sell the maximum number of shares offered hereby.

We intend to use the net proceeds from this offering primarily to fund the repayment of three promissory notes (subject to rights of set-off and the other terms of the notes) with an aggregate principal amount of $10.2 million issued to UT Group in February 2006 as partial consideration for our purchase of United Tote and for other general corporate purposes, including any make-whole payments payable to UT Group.

The material terms of the three unsecured promissory notes issued to UT Group are as follows:

	Principal	Maturity	Interest Rate	Payments

Short-term promissory note	$5,200,000	2/9/2007	5.02%	Principal due at maturity and interest due quarterly.
Long-term promissory note	3,200,000	2/8/2008	5.02%	Principal and accrued interest due at maturity.
Long-term promissory note	1,800,000	2/8/2008	5.02%	Principal and accrued interest due at maturity.

	$10,200,000

The terms of the $5.2 million promissory note require that we promptly prepay this obligation following consummation of this offering. The terms of the $1.8 million promissory note and the $3.2 million promissory note provide that we are required to repay these obligations in March 2007 and June 2007, respectively, assuming all of the shares offered are sold in this offering. The $1.8 million promissory note and the $3.2 million promissory note also provide rights of set-off under certain circumstances. We intend to invest $5.0 million of the net proceeds in money-market accounts and other liquid investments in anticipation of repaying the $1.8 million promissory note and the $3.2 million promissory note in accordance with their respective terms.

Under the stockholder rights agreement between Youbet and UT Group entered into in connection with the acquisition of United Tote, the shares of our common stock issued to UT Group are subject to a make-whole provision pursuant to which we will pay UT Group, on or about February 19, 2007, a one time cash payment equal to the amount by which $5.50 exceeds the weighted-average trading price of our common stock for the five trading-day period ending on February 9, 2007, multiplied by the number of shares delivered by us and then held by UT Group on February 9, 2007. For example, assuming the weighted-average trading price calculated under the stockholders rights agreement was $3.58 per share, which was the last reported sale prices of our common stock on December 14, 2006, then we would be required to pay approximately $4.2 million, assuming UT Group still holds all 2,181,818 shares. This make-whole provision terminates if the trading price of our common stock meets or exceeds $6.15 per share for any three consecutive trading days or if UT Group sells more than 352,700 shares in any five consecutive trading days. The stockholder rights agreement also allows us to cause UT Group to use its best efforts to sell some or all of its Youbet shares on or prior to February 9, 2007 at prices below $5.50 per share, provided that we pay UT Group a make-whole payment equal to the difference between $5.50 per share and the price per share at which UT Group was forced to sell its shares, multiplied by the number of shares sold at our request. We believe that as of September 30, 2006, UT Group still held all 2,181,818 shares issued to it in connection with our acquisition of United Tote.

We will retain discretion over the use of the remaining net proceeds of this offering. The amount and timing of our actual expenditures for general corporate purposes may vary significantly depending on numerous factors, including the amount of cash used by our operations.

Capitalization

The following table sets forth our capitalization as of September 30, 2006

➢	on an actual basis; and

➢	on an as adjusted basis to give effect to the sale of 6,200,000 shares of common stock offered by us in this offering at a price of $3.25 per share and after deducting the placement agent’s fees and estimated offering expenses payable by us.

	As of September 30,
	2006
	Actual	As Adjusted
	(In thousands, except share amounts)
	(unaudited)

Cash and cash equivalents	$8,363	$21,705 (a)
Restricted cash (including current portion)	5,434	5,434

	$13,797	$27,139

Total debt (including current portion)(b)	$25,600	$20,400 (a)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 35,916,540 shares outstanding actual, 42,116,540 shares outstanding as adjusted	36	42
Additional paid-in capital	116,323	134,859
Accumulated deficit	(78,419)	(78,419)
Accumulated and other comprehensive loss	(26)	(26)
Treasury Stock (457,015 shares at cost, actual and as adjusted)	(1,341)	(1,341)

Total stockholders’ equity	36,573	55,115

Total capitalization	$62,173	$75,515

(a)	In connection with the acquisition of United Tote in February 2006, we issued three unsecured promissory notes with an aggregate principal amount of $10.2 million. The terms of the $5.2 million promissory note require that we promptly prepay this obligation following consummation of this offering. The terms of the $1.8 million promissory note and the $3.2 million promissory note provide that we are required to repay these obligations in March 2007 and June 2007, respectively, assuming consummation of a fully subscribed offering. The $1.8 million promissory note and the $3.2 million promissory note also provide rights of set-off under certain circumstances. See “Use of Proceeds” for more information. We intend to invest $5.0 million of the net proceeds in money-market accounts or other liquid investments in anticipation of repaying the $1.8 million promissory note and the $3.2 million promissory note in accordance with their respective terms.

(b)	Total debt consists of long-term debt (including current portion) and short-term debt.

Plan of distribution

Pursuant to a placement agency agreement dated December 15, 2006, we have engaged ThinkEquity Partners LLC to act as our exclusive placement agent in connection with an offering of our shares of common stock under a registration statement on Form S-3, of which this prospectus supplement is a part. Under the terms of the placement agency agreement, the placement agent has agreed to be our exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by us of our shares of common stock in a proposed takedown from our registration statement. The terms of any such offering will be subject to market conditions and negotiations between us, the placement agent, and prospective purchasers. The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel, and our auditors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into purchase agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into purchase agreements. A form of purchase agreement is attached as Appendix A to this prospectus supplement.

We will deliver the shares of common stock being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the shares of our common stock offered pursuant to this prospectus supplement. We will not issue certificated shares of common stock to purchasers in this offering. We expect to deliver the shares of our common stock being offered pursuant to this prospectus supplement on or about December 20, 2006.

We have agreed to pay the placement agent a total placement fee equal to 5.5% of the gross proceeds of this offering and to reimburse the placement agent for certain costs and expenses incurred by them in connection with this offering.

In compliance with the guidelines of the National Association of Securities Dealers, or the NASD, the maximum consideration or discount to be received by any NASD member may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions, or syndicate covering transactions in connection with this offering.

In order to facilitate the closing, certain purchaser funds will be deposited into a non-interest bearing escrow account and held by Wells Fargo Bank, N.A., as escrow agent, until jointly released by us and the placement agent in a written instruction to the escrow agent on the date the shares are delivered to the purchasers. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement. In July 2006, we secured a credit facility from Wells Fargo Foothill, Inc., an affiliate of the escrow agent, which consists of a $4.0 million revolving line of credit and a $15.0 million term loan. The escrow agent or its affiliates may in the future provide investment banking, additional commercial banking and/or other services to us from time to time, for which it may in the future receive customary fees and expenses.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act and the Exchange Act and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for our common stock, for a period of 90 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock, without the prior written consent of the placement agent. Notwithstanding the foregoing, if (i) during the last 17 days of such 90-day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in each case the 90-day period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless the placement agent waives, in writing, such extension. At any time and without public notice, the placement agent may in its sole discretion release all or some of the securities from these lock-up agreements.

The placement agency agreement with the placement agent will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

The placement agent or its affiliates may in the future provide investment banking, commercial banking and/or other services to us from time to time, for which it may in the future receive customary fees and expenses.

Legal matters

The validity of the common stock offered hereby will be passed upon by Dow Lohnes PLLC, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the placement agents by Greenberg Traurig, LLP, Phoenix, Arizona.

Experts

The consolidated financial statements as of and for the years ended December 31, 2005, 2004 and 2003 incorporated by reference in this prospectus supplement have been audited by Piercy Bowler Taylor & Kern Certified Public Accountants and Business Advisors, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of United Tote Company as of September 30, 2005 and December 31, 2004, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for the nine months ended September 30, 2005 and the year ended December 31, 2004, incorporated by reference herein have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are subject to the informational requirements of the Exchange Act and files reports, proxy statements, and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site, http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference rooms located at 100 F Street N.E., Washington, D.C. 20549 and at the SEC’s offices in New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section’s charges for mailing copies of the documents we have filed.

Information incorporated by reference

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the common stock to be sold in this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We have filed the following documents with the SEC. SEC rules permit us to incorporate these filings by reference into this prospectus supplement and the accompanying prospectus. By incorporating our SEC filings by reference they are made a part of this prospectus supplement and the accompanying prospectus.

➢	Our annual report on Form 10-K for the year ended December 31, 2005, filed March 13, 2006;

➢	Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed May 10, 2006;

➢	Our quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed August 9, 2006;

➢	Our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed November 9, 2006;

➢	Our current report on Form 8-K, dated and filed January 26, 2006;

➢	Our current report on Form 8-K, dated February 10, 2006 and filed February 13, 2006;

➢	Our current report on Form 8-K, dated and filed March 23, 2006;

➢	Our current report on Form 8-K, dated an filed April 21, 2006;

➢	Our current report on Form 8-K, dated April 19, 2006 and filed April 25, 2006;

➢	Our current report on Form 8-K (other than the information furnished pursuant to Item 2.02), dated May 3, 2006 and filed May 4, 2006;

➢	Our current report on Form 8-K, dated May 23, 2006 and filed May 30, 2006;

➢	Our current report on Form 8-K dated June 15, 2006 and filed June 16, 2006;

➢	Our current report on Form 8-K, dated and filed June 30, 2006;

➢	Our current report on Form 8-K, dated July 27, 2006 and filed July 28, 2006;

➢	Our current report on Form 8-K, dated October 9, 2006 and filed October 10, 2006;

➢	Our current report on Form 8-K, dated November 16, 2006 and filed November 17, 2006;

➢	Our definitive proxy statement filed under cover of Schedule 14A, filed May 12, 2006; and

➢	Our registration statement on Form 8-A, filed May 10, 1999, as amended on April 9, 2004.

All documents that we will file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of any offering of securities offered by this prospectus supplement, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations, shall be deemed to be incorporated by reference in, and to be a part of, this prospectus supplement and the accompanying prospectus from the date such documents are filed. Our SEC file number for Exchange Act documents is 0-26015. We will provide without charge, to any person who receives a copy of this prospectus supplement and the accompanying prospectus, upon such recipient’s written or oral request, a copy of any document this prospectus supplement or the accompanying prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Scott Solomon
General Counsel
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, CA 91367
Telephone: (818) 668-2100

Any statement contained in this prospectus supplement, the accompanying prospectus, or in a document incorporated by reference into, or deemed to be incorporated by reference into, this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded, for purposes of this prospectus supplement or the accompanying prospectus, to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference into, or is deemed to be incorporated by reference into, this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Appendix A — Form of purchase agreement

Youbet.com, Inc
5901 De Soto Avenue
Woodland Hills, California 91367

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms and agrees with you as follows:

1. The subscription terms set forth herein (this “Subscription”) are made as of the date set forth below between Youbet.com, Inc., a Delaware corporation (the “Company”), and the Investor.

2. As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company, and the Company will issue and sell to the Investor ,such number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) as is set forth on the signature page hereto (the “Signature Page”) for a purchase price of $3.25 per share (the “Shares”). The Investor acknowledges that the offering is not a firm commitment underwriting and that there is no minimum offering amount.

3. The completion of the purchase and sale of the Shares shall occur at a closing (the “Closing”) which, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, is expected to occur on or about December 20, 2006. At the Closing, (a) the Company shall cause its transfer agent to release to the Investor the number of Shares being purchased by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company. The provisions set forth in Exhibit A hereto shall be incorporated herein by reference as if set forth fully herein.

4. The offering and sale of the Shares are being made pursuant to the Registration Statement and the Prospectus (as such terms are defined below). The Investor acknowledges that the Company intends to enter into subscriptions in substantially the same form as this Subscription with certain other investors and intends to offer and sell (the “Offering”) up to an aggregate of 6,200,000 shares of Common Stock pursuant to the Registration Statement and Prospectus. The Company may accept or reject this Subscription or any one or more other subscriptions with other investors in its sole discretion.

5. The Company has filed or shall file with the Securities and Exchange Commission (the “Commission”) a prospectus (the “Base Prospectus”), a preliminary prospectus supplement (the “Preliminary Prospectus”) and a final prospectus supplement (collectively, the “Prospectus”) with respect to the registration statement (File No. 333-126131) (the “Registration Statement”) reflecting the Offering, including all amendments thereto, the exhibits and any schedules thereto, the documents otherwise deemed to be a part thereof or included therein by the rules and regulations of the Commission (the “Rules and Regulations”) in conformity with the Securities Act of 1933, as amended (collectively with the Rules and Regulations, the “Securities Act”), including Rule 424(b) thereunder. The Investor hereby confirms that it has had full access to the Registration Statement, the Base Prospectus, the Preliminary Prospectus, and the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download, and print such materials.

6. The Company has entered into a Placement Agency Agreement (the “Placement Agreement”), dated December 15, 2006, with ThinkEquity Partners LLC (the “Placement Agent”), which will act as the Company’s placement agent with respect to the Offering and receive a fee in connection with the sale of the Shares. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Placement Agreement.

7. The obligations of the Company and the Investor to complete the transactions contemplated by this Subscription shall be subject to the following:

a. The Company’s obligation to issue and sell the Shares to the Investor shall be subject to: (i) the acceptance by the Company of this Subscription (as may be indicated by the Company’s execution of the Signature Page hereto),

Appendix A — Form of purchase agreement

(ii) the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page, and (iii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

b. The Investor’s obligation to purchase the Shares will be subject to the condition that the Placement Agent shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to closing in the Placement Agreement have not been satisfied.

8. The Company hereby makes the following representations, warranties, and covenants to the Investor:

a. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Subscription and otherwise to carry out its obligations hereunder. The execution and delivery of this Subscription by the Company and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Subscription, when accepted by the Company, shall have been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

b. The Company shall (i) before the opening of trading on the NASDAQ Capital Market on the next trading day after the Closing, file a Form 8-K, disclosing all material aspects of the transactions contemplated hereby and (ii) make such other filings and notices in the manner and time required by the Commission with respect to the transactions contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by law or the rules and regulations of any self-regulatory organization or governmental authority to which the Company or its securities are subject.

9. The Investor hereby makes the following representations, warranties, and covenants to the Company:

a. The Investor represents that (i) it has had full access to the Registration Statement, the Base Prospectus, the Preliminary Prospectus, and the Company’s periodic reports and other information incorporated by reference therein, prior to or in connection with its receipt of this Subscription, (ii) it is knowledgeable, sophisticated, and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, (iii) it does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Shares, and (iv) it is not an affiliate of the Company as that term is defined under Rule 501(b) of the Securities Act.

b. The Investor has the requisite power and authority to enter into this Subscription and to consummate the transactions contemplated hereby. The execution and delivery of this Subscription by the Investor and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Investor. This Subscription has been executed by the Investor and, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

c. The Investor understands that nothing in this Subscription or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax, or investment advice. The Investor has consulted such legal, tax, and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

Appendix A — Form of purchase agreement

d. Neither the Investor nor any Person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor has, directly or indirectly, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since the earlier to occur of (i) the time that the Investor was first contacted by the Placement Agent or the Company with respect to the transactions contemplated hereby and (ii) the date that is the tenth (10th) trading day prior to the date the Investor executes this Subscription. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. The Investor covenants that neither it, nor any Person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Subscription are publicly disclosed.

e. The Investor represents that, except as set forth below, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a, and it has no direct or indirect affiliation or association with any, NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the date the Investor executes this Subscription, and (iii) neither it nor any group of investors (as identified in a public filing made with the Commission) of which it is a member, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

f. The Investor, if outside the United States, will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells, or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

10. Notwithstanding any investigation made by any party to this Subscription, all covenants, agreements, representations, and warranties made by the Company and the Investor herein will survive the execution of this Subscription, the delivery to the Investor of the Shares being purchased, and the payment therefor.

11. This Subscription may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

12. In case any provision contained in this Subscription should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

13. This Subscription will be governed by, and construed in accordance with, the internal laws of the state of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

14. This Subscription may be executed in one or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

15. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Subscription shall constitute written confirmation of the Company’s sale of Shares to such Investor.

16. In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Subscription shall terminate without any further action on the part of the parties hereto.

Appendix A — Form of purchase agreement

INVESTOR SIGNATURE PAGE

Number of Shares: _ _

Purchase Price Per Share: $  _ _

Aggregate Purchase Price: $  _ _

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: December   , 2006

INVESTOR

By: _ _
Print Name: _ _
Title: _ _
Name in which Shares are to be registered: _ _
Mailing Address: _ _

                 _ _

                 _ _

Taxpayer Identification Number: _ _

Agreed and Accepted this           day of December 2006:

YOUBET.COM, INC.

By: _ _
Title: _ _

The sale of the shares purchased hereunder was made pursuant to a registration statement or in a transaction in which a final prospectus would have been required to have been delivered in the absence of Rule 172 promulgated under the Securities Act.

EXHIBIT A

TO BE COMPLETED BY INVESTOR

Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth on the Signature Page of the Subscription to which this Exhibit A is attached, and released by American Stock Transfer &Trust Company, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.

Name of DTC Participant (broker-dealer
at which the account or accounts to be
credited with the Shares are maintained) _ _

DTC Participant Number _ _

Name of Account at DTC Participant
being credited with the Shares _ _

Account Number at DTC Participant
being credited with the Shares _ _

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE SUBSCRIPTION TO WHICH THIS EXHIBIT A IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

Wells Fargo Bank N.A.
ABA: 121000248
BNF: Corporate Trust Clearing
A/C#: 0001038377
FFC: Escrow Account #20788800 ThinkEquity/YouBet.com
Attn: Nelia Lopez (213-614-3352)

Such funds shall be held in escrow pursuant to an escrow agreement entered into between Wells Fargo Bank, N.A. (the “Escrow Agent”), the Placement Agent, and the Company (the “Escrow Agreement”) until the Closing and delivered by the Escrow Agent on behalf of the Investor to the Company upon the satisfaction, in the sole judgment of the Company, of the conditions set forth in Section 7(b) of the Subscription to which this Exhibit A is attached. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses, and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this paragraph to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

PROSPECTUS

YOUBET.COM, INC.	$50,000,000

The following are types of securities that we may offer and sell under this prospectus:

➢	Common stock

➢	Preferred stock

➢	Stock purchase contracts

➢	Stock purchase units

➢	Unsecured debt securities

➢	Warrants or Rights to purchase common stock, preferred stock or debt securities

When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Our common stock is quoted on the Nasdaq SmallCap Market under the trading symbol “UBET.”

You should carefully review “Risk Factors” beginning on page 2 for a discussion of risks you should consider before investing in our securities.

The securities covered by this prospectus may be offered by Youbet.com, Inc. directly, through agents designated from time to time by Youbet.com, Inc. or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them and us will be set forth or will be calculable from information set forth in the applicable prospectus supplement. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2005.

Youbet.com, Inc. is a Delaware corporation. Our principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, California, and our telephone number at that address is (818) 668-2100. Our World Wide Web site address is http://www.youbet.com. The information in our website is not part of this prospectus.

In this prospectus, Youbet, we, us and our refer to Youbet.com, Inc., its wholly-owned subsidiaries and all predecessor entities collectively, unless the context requires otherwise.

We have filed with the Securities and Exchange Commission, or the SEC, a registration Statement on Form S-3 to register the sale of the securities covered by this prospectus. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits. See “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.
i

Summary

Youbet

Youbet has established itself as a leading, global brand name for online pari-mutuel horse race wagering. Wagering on live events is a large global industry, and we believe that our Internet-based platform could be modified to accommodate wagering on other live events such as car racing, soccer and football. To date, we have focused on the United States pari-mutuel horse race wagering market through our main product, Youbet Expresssm, which features online wagering, simulcast viewing and in-depth, up-to-the-minute information on horse racing. Our customers receive interactive, real-time audio/video broadcasts, access to a comprehensive database of handicapping information, and, in most states, the ability to wager on a wide selection of horse races in the United States and other parts of the world. We are working to expand the Youbet.comsm brand, our products, and our services throughout the United States and in select international markets.

In addition to Internet-based wagering, off-track wagering occurs at off-track betting facilities and through telephone live operator and interactive voice recognition assisted calling. Customers using our advanced deposit wagering, or ADW, service receive the same odds as they would receive if they were physically at the track. In fact, more than 80% of all horse racing wagers in the United States are placed away from the track. The shift from at-the-track to off-track wagering has been driven by the betting public’s desire for convenience and access to a wide range of horse racing events. Technological developments and the concept of ADW has made this shift possible. ADW involves a customer opening an account and depositing money with a state-licensed betting facilitator and then using the deposited amounts, plus any realized winnings, for placing wagers.

Similar to most forms of gaming, live event wagering is most enjoyable when a wide variety of wagering options is available. Youbet covers action at more than 100 domestic and international horse tracks and offers a number of races daily. Our web-based, interactive system completes the wagering process, including exotic selections, much faster than face-to-face or phone transactions with winning outcomes instantly credited to the customer’s account for future events or prompt disbursement. As we consider expansion into gaming venues beyond horse racing, these advanced gaming platforms and wagering products may be leveraged into new markets.

We believe that the convenience of remote wagering has encouraged new customers and experienced handicappers to become more engaged with the sport of horse racing. We also believe that our marketing activities and user-friendly products have attracted consumers who have rarely or never wagered, but have now found an efficient, friendly method in which to experience the thrill of wagering.

Many countries either have or are in the process of enacting laws and procedures for operating web-based wagering systems. As these systems are perceived to be increasingly reliable and legal, we believe sports fans will be correspondingly interested in viewing and wagering on international horse racing and other live entertainment events using an interactive, web-based system.

Recent Developments

On June 2, 2005, Youbet completed its acquisition of the outstanding stock of International Racing Group, or IRG, a privately-held, pari-mutuel wagering company based in Curacao, Netherlands Antilles, and an affiliated company, It’s All Good Buddy, Inc., a Nevada corporation. Total consideration for IRG paid at closing was $3.0 million, comprised of $2.0 million in cash and an aggregate of 166,668 shares of Youbet treasury stock. In addition, based on IRG’s future performance, the sellers may be entitled to receive installment and other payments of up to $9.7 million, plus annual earn-out payments, payable over the next three years.

Risk factors

You should consider carefully the risks and uncertainties described below and the other information included and incorporated by reference in this prospectus, including the financial statements and related notes, before deciding to purchase any securities offered hereby. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer.

Risks Related To Wagering Statutes And Regulations

Legal issues concerning online wagering may adversely affect our business.

To the extent that our facilities are used by subscribers to place intrastate or interstate wagers or we receive commissions derived from such wagers, various federal and state statutes and regulations could have a direct and material adverse effect on our business and indirectly could have a material adverse effect on the public’s demand for our services. Gaming activities are subject to extensive regulation by both state and federal authorities, and may be significantly affected by any changes in the political climate and changes in economic and regulatory policies. Such effects could be materially adverse to Youbet.

In the United States, the vast majority of states have statutes or regulations restricting gaming activities, and three states prohibit any form of gaming. From time to time, we receive correspondence from various governmental agencies inquiring into the legality of our activities. We believe that our activities conform to those gaming laws and regulations applicable to our activities. However, we face the risk of either civil or criminal proceedings brought by governmental or private litigants who disagree with our interpretation of the applicable laws.

Many states have considered and are considering interactive and Internet gaming legislation and regulations which may inhibit our ability to do business in such states, and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations and enforcement policies that could have a material adverse impact on our business.

Expansion into international markets may be subject to regulation in those countries into which we expand. We believe that we can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, we may not be able to obtain the approvals necessary to market our services in such jurisdictions.

Various state legislatures, Congress and federal and state executive authorities have proposed laws and regulations directly applicable to online and internet gaming which could have a material adverse effect on our business.

Most prominently, in 1998, a bill sponsored by U.S. Senator Jon Kyl of Arizona and adopted by a wide margin in the Senate would have prohibited online and Internet gaming, with specified exceptions, including exceptions for certain horse race wagering and certain “closed-loop” online systems. This 1998 bill was not enacted. Senator Kyl introduced a new version of his 1998 bill entitled, the “Internet Gambling Prohibition Act of 1999.” This 1999 Kyl bill contained more broadly drafted exceptions than the 1998 Kyl bill. If it had been enacted in the form in which it was approved by the Senate in November 1999, we do not believe that the Kyl bill would have had a material adverse effect on our business. In October 1999, Representative Goodlatte introduced a bill in the House of Representatives with similar language as the 1999 Kyl bill. In April 2000, the House Judiciary Committee passed the Goodlatte bill. If the Goodlatte bill had been enacted in the form in which it was approved by the House Judiciary Committee, we do not believe that the Goodlatte bill would have had a material adverse effect on our business. Recently, Senator Kyl has circulated a draft bill entitled “The Unlawful Internet Gambling Enforcement Act of 2005.” As currently drafted, this bill would bar credit card issuers and other financial institutions from transmitting money related to online wagering. Unlike Senator Kyl’s previous bills, this new draft bill does not contain an exception for legal pari-mutuel wagers placed on horse races. This bill has not been introduced into the Senate. However, if this new Kyl bill, as currently drafted, is signed into law, its passage would have a material adverse effect on our business. Other proposals similar to the Kyl bill and the Goodlatte bill, could emerge in Congress. Many states have considered and are considering interactive and Internet gaming legislation and regulations which may or may not be worded so as to permit our business to continue in such states; and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations or enforcement policies that could have a material adverse effect on our business. International expansion of our business may be subject to regulation in those countries in which it is made available. We believe that we can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, we may not be able to obtain the approvals necessary to market our services in such jurisdictions.

On April 7, 2005, the Appellate Body of the World Trade Organization (WTO) circulated its report in a dispute settlement proceeding brought by the Government of Antigua and Barbuda (referred to as Antigua) challenging certain United States measures affecting the cross-border supply of gambling and betting services. Antigua claimed that certain federal and state laws have the effect of prohibiting the supply of gambling services from outside the United States in violation of certain United States obligations under the General Agreement on Trade in Services (GATS). In relevant part, Antigua argued that the United States was discriminating between domestic and foreign remote suppliers of wagering services for horse racing because the Interstate Horseracing Act purports to exempt domestic service suppliers, like Youbet, from the prohibitions of the Wire Act, the Travel Act and the Illegal Gambling Business Act, but does not exempt foreign services suppliers. The Appellate Body of the WTO found, inter alia, “that the United States has not shown, in light of the Interstate Horseracing Act that the prohibitions embodied in [the Wire Act, the Travel Act and the Illegal Gambling Business Act] are applied to both foreign and domestic service suppliers of remote betting services for horse racing and, therefore, has not established that these measures satisfy the requirements of [Article XIV of the GATS].” On April 20, 2005, the Appellate Body report was adopted by the Dispute Settlement Body (DSB) of the WTO, and the United States was requested to bring its measures into conformity with its obligations under the GATS. Pursuant to WTO dispute settlement procedures, at a meeting of the DSB on May 18, 2005, the United States Government informed the DSB that it intends to comply with the rulings and recommendations contained in the report. If it is impracticable for a WTO member government to comply immediately, the member is given a “reasonable period of time” (e.g., fifteen months) in which to do so. On June 6, 2005, Antigua requested that the WTO appoint an arbitrator to determine the reasonable period of time for US compliance. While the WTO decision does not affect any existing federal or state law, we cannot predict what actions, if any, the United States government will take in response to the request of the WTO in light of the Appellate Body report and what affect, if any, the Appellate Body report will have on our business and operations.

If the federal government or state governments impose taxes on wagers, our business could be adversely affected.

If one or more governmental authorities successfully asserts that we should collect taxes on wagers, it could adversely effect our business. We do not currently collect taxes for wagers. We pay all applicable taxes to the State of Oregon where one of our multi-state hubs resides and is currently regulated. However, one or more local, state or foreign jurisdictions may seek to tax online and Internet wagering when a subscriber is physically within their jurisdiction at the time the wager is placed. Such taxes, if imposed, might have a materially adverse affect on our business.

Risks Related To Youbet’s Operations

We face strong competition from the Television Games Network and others.

We believe that our principal domestic competitor in the interactive, pari-mutuel gaming market is ODS Technologies, L.P., a subsidiary of Gemstar-TV Guide International, doing business as Television Games Network, or the TVG Network. The TVG Network is a 24-hour national racing channel for distribution over cable and DirecTV, along with an in-home pari-mutuel wagering system that requires a dedicated television set-top box. The TVG Network has formed exclusive relationships with a number of major United States horse tracks. Because of the TVG Network’s exclusive relationship with certain horse tracks, in May 2001, Youbet entered into a license agreement with the TVG Network. Pursuant to this agreement, Youbet has a non-exclusive license to access the simulcast audio, video and data content, as well as the wagering pools of, these racetracks. The failure to renew our agreement with the TVG Network, coupled with our inability to license the content currently provided by the TVG Network from another source, could have a material adverse effect on our business.

Further expansion of the TVG Network’s product and expansion of exclusive relationships may make it difficult for us to grow our subscriber base and to obtain quality racing content to supply Youbet Expresssm. Additionally, if exclusive relationships account for a significant number of horse tracks, the TVG Network may be able to secure additional horse tracks on more favorable terms than Youbet.

We compete with several other companies including America Tab, d/b/a/ Win Ticket, Xpressbet, a division of Magna Entertainment Corporation, or Magna, and the Racing Channel d/b/a oneclickbetting.com. Worldwide, numerous Internet and other interactive ventures have been announced. We expect to compete with these entities, as well as other established companies which may enter the interactive, pari-mutuel gaming market. It is possible that our current and potential competitors may have greater resources than Youbet.

Due to perceived legal uncertainty surrounding online, live event wagering, credit card companies may, as a policy, refuse to process wagering account transactions.

Credit card companies may be hesitant to process deposits, fees and online transactions by our customers for Youbet Expresssm and other handicapping products. This would limit the methods of payment available to our subscribers, reducing the convenience of Youbet Expresssm and may make competitive services more attractive. This may adversely affect our business and our relationship with account wagering entities.

Our performance depends on our ability to develop, license or acquire new technologies to enhance our existing services in a time effective manner.

We may not be able to maintain our competitive technological position against current and potential competitors, especially those with greater financial resources. We rely on our software technology to give us a competitive advantage. This software operates Youbet Expresssm and runs through the Internet on subscribers’ personal computers. Our main technological advantage versus potential competitors is our software lead-time in the market and our experience in operating a wagering network.

Our facilities are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and other unforeseen events.

Our business is dependent upon our communications hardware and computer hardware, substantially all of which are located at a leased facility in Woodland Hills, California. We have built certain redundancies into our systems in case of a system failure or damage, but we do not have duplicate geographic locations for our site of operations. A substantial interruption in our computer systems would adversely affect our business.

We have property and business interruption insurance covering damage or interruption of our systems. However, this insurance might not be sufficient to compensate us for all losses that may occur.

If our systems and controls are unable to handle online security risks, our business will be adversely affected.

We use packet filters, fire walls and proxy servers which are all designed to control and filter the data allowed to enter our data center. However, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may make it easier for someone to compromise or breach the technology we use to protect our subscribers’ transaction data. If such a breach of security were to occur, it could cause interruptions in service and loss of data or cessation in service to our subscribers. This may also allow someone to introduce a “virus” or other harmful component to Youbet Expresssm causing an interruption or malfunction.

To the extent our activities involve the storage and transmission of information such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies might not be sufficient to reimburse us for losses caused by such security breaches.

Our future success will depend, in significant part, upon the maintenance and growth of our infrastructure and the Internet, and any failure or interruption may have a material adverse effect on our business.

We utilize electronic communications and the Internet infrastructure to send and receive information to and from subscribers. This infrastructure is necessary to transmit the large amounts of audio and video data which comprise a broadcast of a horse racing event. To the extent that this infrastructure continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, we cannot be certain that this infrastructure will be able to support the demands placed on it, or that the performance or reliability of this infrastructure will not be adversely affected.

Outages and delays in sending or receiving data as a result of damage to portions of this infrastructure could also affect our subscriber’s ability to transmit wagering information. This could also have an adverse effect on our business.

We may face potential direct and indirect liability for negligence, copyright, patent or trademark infringement, and other claims based upon the content and data which we make available or sell to subscribers.

If we were to be found liable for copyright, patent or trademark infringement or claims based on the transmittal of incorrect content or data, it would have an adverse effect on our business. For example, by distributing an incorrect past performance report, a subscriber may claim he relied on such information and suffered a monetary loss. Computer failures may also result in our distribution of incorrect data. In these and other instances, we may be required to engage in long and expensive litigation, which could divert management’s attention and require the expenditure of significant sums of money. Our liability insurance might not be sufficient to cover all of these claims or may not be sufficient to protect against all liability that may be imposed. Any such claims or resulting litigation could have a material adverse effect on our business, results of operations or financial condition.

In order to grow Youbet Expresssm, we will be required to improve existing transaction processing and operational systems and to train and grow our number of employees.

Our current and planned management systems and controls may not be sufficient to support such growth. Additionally, our management may not succeed in expanding and exploiting existing and potential strategic relationships and market opportunities. Our failure to expand effectively could have a material adverse effect on our business, results of operations or financial condition.

We are dependent on third-party content providers, and our failure to maintain our relationships with these content providers could have a material adverse effect on our business.

We are largely dependent upon negotiating and maintaining agreements with third party information providers, such as the TVG Network, and horse tracks for much of the audio, video and other content presented on Youbet Expresssm. We do not have exclusive relationships with any content providers. We may not be able to negotiate or renew acceptable agreements with such third parties on a timely basis or under acceptable terms and conditions. In addition, any consolidation of content providers could adversely impact our ability to secure content on terms favorable or acceptable to Youbet.

As of the date of this prospectus, we have agreements which allow our subscribers to obtain simulcast audio and video signals from over 100 horse tracks. These horse tracks may terminate our agreements with them. While we strive to improve our content, we may not be able to obtain additional content from other providers or may lose providers, especially in light of the efforts of competitors, such as the TVG Network, to enter into exclusive contracts with such providers.

Our international expansion efforts may not succeed.

We are exploring international relationships and joint ventures to facilitate the international deployment of sports wagering networks similar to the United States launch of Youbet Expresssm. However, there are many risks in doing business on an international basis, including:

➢	Potential online live wagering networks offered by competitors with greater resources;

➢	Different and possibly conflicting regulatory requirements;

➢	Foreign currency exchange rate fluctuations;

➢	Legal uncertainty regarding liability;

➢	Tariffs and other trade barriers;

➢	Difficulties in staffing and managing foreign operations;

➢	Longer payment cycles and problems in collecting accounts receivable;

➢	Different accounting practices;

➢	Political instability;

➢	Seasonal reductions in business activity; and

➢	Potentially adverse tax consequences.

Any of these risks could affect the success of our international expansion. Also, we may not be able to successfully establish Youbet Expresssm internationally.

Our success depends on our ability to attract and retain certain key personnel.

We depend on the services of our senior management, which if not available might have a material adverse effect on Youbet. While certain members of senior management are parties to employment or services agreements with Youbet, none of these agreements are long-term, and none prohibit an employee from terminating such an agreement. Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and we may not be able to retain and attract such employees.

Youbet common stock may experience extreme price and volume fluctuations.

The stock markets in general and the Nasdaq SmallCap Market in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices and valuations of these stocks may not be sustainable. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has been instituted against the affected company. Such litigation, if instituted against Youbet, could result in substantial costs which could have a material adverse effect on our business.

Sales of additional shares of Youbet’s common stock in the public market may negatively affect the trading price of Youbet’s stock.

Sales of additional shares of our common stock in the public market (including on the exercise of stock options and warrants), may negatively affect the market price of our common stock. These sales could also lessen our ability to sell equity or equity related securities at a future time.

As of March 31, 2005, Youbet had approximately 5.5 million stock options outstanding.

Youbet’s certificate of incorporation and bylaws do not “opt out” of certain Delaware law provisions, and these Delaware law provisions could make it more difficult for a third party to acquire Youbet, even if doing so would be beneficial to our stockholders. Additionally, Youbet’s certificate of incorporation authorizes the board of directors to issue up to 1,000,000 shares of preferred stock, in one or more series and permits the board of directors to fix the rights, preferences, powers and designations of such series without a stockholder vote. Depending on the terms of any such series, such preferred stock may discourage attempts to acquire Youbet.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21C of the Exchange Act, including statements concerning possible or assumed future results of operations of Youbet and those preceded by, followed by or that include the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this document or incorporated by reference into this prospectus, could effect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

➢	statements about our business plans;

➢	statements about the potential for development;

➢	statements about future regulatory approval;

➢	estimates of future financial performance;

➢	predictions of national or international economic, political or market conditions;

➢	statements regarding other factors that could affect our future operations or financial position; and

➢	other statements that are not matters of historical fact.

Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, among others:

➢	our ability to continue to successfully compete with existing and future competitors;

➢	our ability to continue to manage our costs;

➢	our exposure to lawsuits and other liabilities and contingencies;

➢	our ability to fund our short-term financing needs; and

➢	general economic and business conditions.

These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

Ratio of earnings to fixed charges

For purposes of this computation, earnings are defined as pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and amortized discounts related to indebtedness. The deficiency represents the shortfall in earnings required to cover fixed charges.

	Three Months
	Ended
	March 31		Year Ended December 31
(dollars in thousands)	2005		2004		2003	2002	2001	2000

Ratio of Earnings to Fixed Charges	56	x	81	x	—	—	—	—
Deficiency	$—		$—		$3,128	$8,725	$15,144	$16,210

Use of proceeds

Unless we state otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund our future capital and working capital requirements in excess of internally generated funds. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

Description of capital stock

The following is a summary of the material terms and provisions of Youbet’s capital stock. Our certificate of incorporation, as amended, authorizes 101,000,000 shares of capital stock, divided into 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2005, there were 31,705,815 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Youbet has one class of authorized common stock which is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no preemptive rights, cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. The common stockholders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. We have never declared or paid cash dividends on its common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, we do not expect to pay cash dividends on its common stock in the foreseeable future.

Preferred Stock

Youbet has 1,000,000 authorized, but unissued, shares of preferred stock, $0.001 par value per share. Although the rights and designations of the preferred stock are currently undefined, Youbet’s board of directors is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative rights by a resolution or resolutions at any time and from time to time. In establishing the terms of a series of preferred stock, the board of directors is authorized, subject to the limitations prescribed by law, to set, among other things:

➢	the number of shares;

➢	the dividend rate and preferences;

➢	the cumulative or non-cumulative nature of dividends;

➢	the redemption provisions;

➢	the sinking fund provisions;

➢	the conversion rights;

➢	the amounts payable and preferences in the event of the voluntary or involuntary liquidation of Youbet; and

➢	the voting rights, in addition to those required by law.

Such terms could include provisions prohibiting the payment of common stock dividends or purchases by Youbet of common stock in the event dividends or sinking fund payments on the preferred stock were in arrears. In the event of liquidation, the holders of preferred stock of each series might be entitled to receive an amount specified for such series by the board of directors before any payment could be made to the holders of common stock.

Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors. The manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock must be clearly and expressly set forth or incorporated in the resolution or resolutions providing for the issuance of such preferred stock.

Shares of preferred stock of any series that have been redeemed or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of preferred stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the board of directors or as part of any other series of shares of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board providing for the issue of any series of shares of preferred stock.

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law prohibits Youbet from engaging in a business combination with an interested stockholder. This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to an interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of Youbet’s voting stock. Section 203 could delay, defer or prevent a change in control of Youbet. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for Youbet’s common stock is American Stock Transfer and Trust Company.

Description of debt securities

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. You can find definitions of certain capitalized terms used in the following summary under the subheading “—Certain Definitions.”

The debt securities will be our general obligations and may be subordinated to senior indebtedness we have or may incur to the extent set forth in the prospectus supplement relating to them. See “—Subordination.” Debt Securities will be issued under an indenture between us and The Bank of New York Trust Company, N.A., as trustee, which we refer to as the trustee. A copy of the form of indenture, which we refer to as the indenture, has been filed as an exhibit to the registration statement filed with the SEC, of which this prospectus forms a part. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the form of indenture, including the definition of certain terms used below.

General

Terms of the Debt Securities

The indenture does not limit the aggregate principal amount of debt securities that can be issued under it. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

(a) the title of the debt securities of the series;

(b) the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

(c) any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

(d) the date or dates on which the principal or premium, if any, with respect to the debt securities of the series are payable;

(e) the rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest (if any), the date or dates from which interest, if any, shall accrue, the interest payment dates on which interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

(f) the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

(g) if applicable, the period or periods within which, the price or prices at which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

(h) our obligation, if any, to redeem or purchase debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of the debt securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, under that obligation;

(i) the dates, if any, on which we will be obligated to repurchase the debt securities of the series at the option of the holders, the price or prices at which debt securities of the series will be repurchased and other detailed terms and provisions of any repurchase obligations;

(j) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

(k) the forms of the debt securities of the series, including whether such securities are to be issued in bearer or registered form, and whether the securities will be issuable as global securities (See “—Global Securities”) and, if issuable as global securities, the depository for such global securities;

(l) if any debt securities of the series are to be issued as Bearer Securities (as defined in “—Limitations on Issuance of Bearer Securities”) or as one or more global securities representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable on any interest payment date prior to the exchange of the temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on the interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

(m) if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(n) the currency of denomination of the debt securities of the series, which may be dollars or any foreign currency, including the euro, and if the currency of denomination is a composite currency, other than the euro, the agency or organization, if any, responsible for overseeing the composite currency;

(o) the terms, if any, of conversion or exchange of the debt securities;

(p) the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the debt securities of the series will be made;

(q) if payments of principal of or interest, if any, on the debt securities of the series are to be made in one or more currencies or currency units other than those in which the debt securities of the series are denominated, the manner in which the exchange rate with respect to the payments will be determined;

(r) the manner in which the amounts of payment of principal of or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

(s) the provisions, if any, relating to any debt security provided for the securities of the series;

(t) any addition to or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of the securities to declare the principal amount thereof due and payable;

(u) any addition to or change in, the covenants set forth in the indenture or in the terms set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

(v) the terms, if any, on which debt securities of the series will be subordinate to other debt of ours;

(w) any other terms of the debt securities of the series not prohibited by the provisions of the indenture; and

(x) any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of the series if other than those provided in the indenture.

The prospectus supplement will also describe any material United States federal income tax consequences applicable to the series of debt securities to which the prospectus supplement relates, including those applicable to (a) Bearer Securities, (b) debt securities with respect to which payments of principal, premium or interest are determined with reference to another security, an index or formula (including changes in prices of particular securities, currencies or commodities), (c) debt securities with respect to which principal or interest is payable in a foreign or composite currency, (d) debt securities that are issued at an original issue discount, which is a discount below the securities’ stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, and (e) variable rate debt securities that are exchangeable for fixed rate debt securities.

Unless otherwise provided in the applicable prospectus supplement, Registered Securities (as defined in “—Limitations on Issuance of Bearer Securities”) may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the prospectus supplement relating to the Bearer Securities.

All funds that we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of one year after such principal, premium or interest shall have become due and payable will be repaid to us, and the holders of such debt securities or any coupons appertaining thereto will thereafter look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original Issue Date, date or dates on which principal and interest are due and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depository, which will be identified in the prospectus supplement relating to the debt securities of the series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by the depository to a nominee of the depository, by a nominee of the depository to the depository or another nominee of the depository, or by the depository or any nominee of the depository to a successor depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the debt securities. We anticipate that the following provisions will generally apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository, called participants. Such accounts shall be designated by the dealers or underwriters with respect to the debt securities or, if the debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depository for a global security, or its nominee, is the registered owner or holder of the global security, the depository or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any of the debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

Subject to the restrictions applicable to Bearer Securities described in an applicable prospectus supplement (see “—Limitations on Issuance of Bearer Securities”), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the registered owner or holder of the global security. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee’s will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the depository, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the global security of amounts paid to the depository or its nominee or (c) any other matter relating to the actions and practices of the depository, its nominee or its participants. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee will be liable for any delay by the depository, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depository or its nominee for all purposes.

We expect that the depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a global security representing any of the debt securities of that series, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security, as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement.

If the depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository, we shall appoint a successor depository. If a successor depository is not appointed by us within 90 days, we will issue individual debt securities of the series in exchange for the global security representing the series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the series of debt securities, determine to no longer have debt securities of a series represented by a global security and, in that event, will issue individual debt securities of the series in exchange for the global security representing the series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of the series may, on terms acceptable to us, the trustee, and the depository for the global security, receive individual debt securities of the series in exchange for its beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to its beneficial interest and to have the debt securities registered in its name (if the debt securities are issuable as Registered Securities). Individual debt securities of a series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by us if the debt securities are issuable as Bearer Securities or (c) as either Registered Securities or Bearer Securities as described above if the debt securities are issuable in either form.

Limitations on Issuance of Bearer Securities

The debt securities of a series may be issued as Registered Securities (securities that will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or Bearer Securities (securities that will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to the debt securities.

Redemption

We may reserve the right to redeem and pay the debt securities of a series or may covenant to redeem and pay the debt securities of a series at the time and upon the terms set forth in the prospectus supplement relating to the debt securities of the series. If the debt securities of a series are redeemable and we elect or are required to redeem the debt securities, we will notify the trustee of the redemption date and the principal amount of the debt securities to be redeemed at least 45 but not more than 60 days before the redemption date, unless the trustee consents to a shorter period. We will also select a record date for the determination of the holders of securities to be redeemed, which will be at least 15 days prior to the redemption date. Notice of the record date will be given to the trustee along with the notice of the redemption date.

Except as may otherwise be described in the applicable prospectus supplement, selection of the debt securities to be redeemed will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the debt securities are listed. If the debt securities are not listed on a national securities exchange, the securities to be redeemed will be selected on a pro rata basis, by lot or any other method the trustee deems to be fair and appropriate. No debt security of less than $1,000 in original principal amount or principal amount at maturity will be redeemed in part.

Except as may otherwise be described in the applicable prospectus supplement, following the determination by the trustee of the debt securities to be redeemed, notice of the redemption will be sent to the holders of the debt securities at least 30 days but not more than 60 days prior to the redemption date by first-class mail. The notice shall identify the securities to be redeemed and will state the redemption date, the redemption price, the name and address of the agent to whom the debt securities must be surrendered for payment and information relating to the mechanics of the redemption process. Once the notice is mailed, the debt securities called for redemption will become due and payable on the redemption date.

On the redemption date, we will deposit funds necessary to pay the redemption price and accrued and unpaid interest, if any, with the appropriate paying agent. Thereafter, interest on the debt securities to be redeemed will cease to accrue, whether or not the debt securities are presented for payment. Upon surrender of a debt security that is redeemed in part, we will execute, and the trustee will authenticate, a new debt security in a principal amount equal to the unredeemed portion of the debt security surrendered.

Subordination

Debt securities of a series may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The terms of subordination, the rights of holders of senior indebtedness and any limitations on our ability to make payments of principal, premium, interest or otherwise in respect of the subordinated debt securities will be set forth in the applicable prospectus supplement. By reason of such subordination, in the event of insolvency, creditors of ours who are holders of senior indebtedness, as well as certain general creditors of ours, may recover more, ratably, than the holders of the subordinated debt securities.

Merger and Consolidation

Except as may otherwise be described in the applicable prospectus supplement, we will not, in one transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease, all or substantially all of our assets to, any person, unless:

(1) the resulting, surviving or transferee person (the Successor Issuer), if not us, will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the securities and the indenture and, if the Successor Issuer is not organized and existing under the laws of the United

States of America, any State thereof or the District of Columbia, the Successor Issuer shall (a) irrevocably designate and appoint an agent reasonably satisfactory to the trustee for service of process in the City of New York as its authorized agent to receive, accept, and acknowledge on its behalf service of process in any legal suit, action or proceeding arising out of or based upon the indenture, (b) agree that service of process upon such agent shall be deemed and held in every respect to be effective personal service upon it, and (c) maintain such appointment (or that of a successor reasonably satisfactory to the trustee) continuously in effect at all times while the it is obligated under the indenture or any debt security;

(2) immediately after giving effect to such transaction on a pro forma basis, and treating any Indebtedness that becomes an obligation of the Successor Issuer, or any Restricted Subsidiary, as a result of such transaction, as having been incurred by the Successor Issuer, or such Restricted Subsidiary, at the time of such transaction, no default or event of default will have occurred and be continuing; and

(3) we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer, and such supplemental indenture, if any, comply with the indenture, as set forth in the indenture, and each stating such other matters as the trustee may reasonably request.

The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the predecessor issuer under the indenture, and the predecessor issuer, in the case of a conveyance, transfer or lease of all or substantially all of its assets, will be released from the obligations under the indenture and the securities, including, without limitation, the obligation to pay the principal of and interest on the debt securities.

Defaults

Unless otherwise indicated in a prospectus supplement, an event of default with respect to the securities of a series is defined in the indenture as:

(1) we default in any payment of interest on any security of a series when that payment becomes due and payable, and that default continues for 30 days;

(2) we default in the payment of principal of any security of a series when that payment becomes due at its Stated Maturity, upon optional or mandatory redemption, upon required repurchase, upon declaration or otherwise;

(3) we fail to comply with our obligations described under “—Merger and Consolidation;”

(4) we fail to comply with our other agreements contained in the indenture and that failure continues for 60 days after notice;

(5) we fail to comply with our obligation to provide certain reports to the trustee and that failure continues for 30 days after notice;

(6) our failure, or the failure of any of our Significant Subsidiaries, to pay any Indebtedness within any applicable grace period, after final maturity, or the acceleration of any such Indebtedness by the holders thereof, because of a default, if the total amount of such Indebtedness, unpaid or accelerated, exceeds $25.0 million or its foreign currency equivalent (the cross acceleration provision);

(7) our failure, or the failure of any of our Significant Subsidiaries, to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries (the bankruptcy provisions);

(9) there occurs any other event of default provided in a prospectus supplement for a series of securities.

If applicable to a series of securities, the foregoing will constitute events of default whatever the reason for any such event of default, and whether it is voluntary or involuntary, or is effected by operation of law, or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body. However, a default under clauses (4) and (5) above will not constitute an event of default with respect to a series of securities until the trustee or the holders of 25%, in aggregate principal amount at maturity, of the outstanding securities of that series, notify us, as provided in the indenture, of the default and we do not cure such default within the time specified in clauses (4) and (5) above, after we receive notice.

If an event of default applicable to a series of securities occurs and is continuing, the trustee or the holders of at least 25%, in aggregate principal amount at maturity, of the outstanding securities of that series, by notice to us, may declare the principal amount of, and accrued but unpaid interest, if any, on, all securities of that series to be due and payable. Upon such a declaration, such principal amount and interest will be due and payable immediately. If an event of default applicable to a series of securities relating to certain events of bankruptcy, insolvency or reorganization of the issuer or any of its significant subsidiaries occurs and is continuing, the principal amount of, and accrued interest on, all the securities of that series automatically will become due and payable immediately, without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority, in aggregate principal amount at maturity, of the outstanding securities of one or more series may rescind any such acceleration, with respect to the securities of such series, and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing with respect to the securities of a series, the trustee will be under no obligation to exercise any of the rights or powers under the indenture, at the request or direction of any of the holders of such securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder may pursue any remedy with respect to the indenture or the securities unless:

➢	such holder shall have previously given the trustee notice that an event of default is continuing;

➢	holders of at least 25%, in aggregate principal amount at maturity, of the outstanding securities of the series shall have requested the trustee to pursue the remedy;

➢	such holders shall have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

➢	the trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

➢	the holders of a majority, in principal amount at maturity, of the outstanding securities of such series shall not have given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority, in principal amount at maturity, of the outstanding securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee with respect to the securities of such series. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of securities of such series, or that would involve the trustee in personal liability.

The indenture provides that if a default occurs and is continuing with respect to the securities of a series, and is actually known to the trustee, the trustee must mail to each holder of securities of such series notice of the default, within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any security, the trustee may withhold notice, if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interests of the holders of the securities of the series. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signer thereof knows of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after our knowledge of the occurrence of such event, written notice of any event which would constitute certain defaults, their status, and what action we are taking, or propose to take, in respect of such event.

Amendments and Waivers

Subject to certain exceptions, the indenture or the securities of a series may be amended, and any past default or compliance with any provisions may be waived, with the consent of the holders of a majority in principal amount of the securities then outstanding of each series affected by the amendment, including consents obtained in connection with a purchase of or tender offer or exchange for the securities. However, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

➢	reduce the principal amount of securities whose holders must consent to an amendment;

➢	reduce the rate of, or extend the time for payment of, interest on any security;

➢	reduce the principal or extend the Stated Maturity of any security;

➢	reduce the premium payable upon the redemption of any security or change the time at which any security may be redeemed;

➢	make any security payable in money other than that stated in the security;

➢	impair the right of any holder to receive payment of principal of, premium, if any, and interest on, such holder’s securities on or after the due dates therefor, or to institute suit for the enforcement of any payment on, or with respect to, such holder’s securities;

➢	in the case of subordinated debt securities, modify the provisions of the indenture with respect to subordination of such debt securities in a manner materially adverse to the holders thereof; or

➢	make any change in the amendment provisions which require each holder’s consent.

Without the consent of any holder, the trustee and we may amend the indenture to:

➢	cure any ambiguity, defect or inconsistency;

➢	provide for the assumption by a successor corporation of our obligations under the indenture;

➢	provide for the assumption by a successor trustee under the indenture;

➢	provide for uncertificated securities in addition to, or in place of, certificated securities;

➢	add guarantees with respect to any series of securities;

➢	secure any series of securities;

➢	add to our covenants for the benefit of the holders of all or any series of securities or to surrender any right or power conferred upon us or to provide any additional right or benefit to holders of all or any series of securities;

➢	make any change to all or any series of securities that does not, in the good faith opinion of our Board of Directors, materially and adversely affect the rights of any holder of such series;

➢	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

➢	establish the form or terms of securities of any series as permitted under the indenture; and

➢	evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to one or more series of securities and to add to or change any of the provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

The holders’ consent is not necessary, under the indenture, to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A holder may transfer or exchange securities in accordance with the indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any security selected for redemption, or to transfer or exchange any debt security for a period of 15 days prior to the mailing of a notice of redemption to the holders of securities selected to be redeemed.

Defeasance

Under our legal defeasance option, we may terminate all our obligations under any series of the debt securities and the indenture at any time, except for certain obligations, including:

➢	those respecting the defeasance trust;

➢	the obligation to replace mutilated, destroyed, lost or stolen debt securities; and

➢	maintenance of a registrar and paying agent in respect of the debt securities.

Our covenant defeasance option allows us, at any time, to terminate certain of our obligations, including those under:

➢	the operation of the cross acceleration provision; and

➢	the bankruptcy provisions with respect to Significant Subsidiaries described under “—Defaults.”

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the debt securities may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of an event of default specified in clauses (4), (5), (6) or (7) under “—Defaults” or because of an event of default specified in clause (8) under “—Defaults” by a Significant Subsidiary.

In order to exercise either defeasance option with respect to any series of debt securities, we must deposit, or cause to be deposited, irrevocably in trust (the defeasance trust) with the trustee, money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof, in accordance with their terms, will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest, if any, when due, on all such debt securities, except lost, stolen or destroyed debt securities which have been replaced or repaid, to maturity or redemption, as the case may be. We must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss, for federal income tax purposes, as a result of such deposit and defeasance, and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, agent, incorporator, stockholder, member, manager or partner of Youbet or its affiliates and subsidiaries, as such, shall have any liability for any of our obligations under the securities or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a security, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the securities. Such waiver may not be effective to waive liabilities under the federal or state securities law, and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

The holders of a majority in aggregate principal amount of the outstanding securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the securities of such series, subject to certain exceptions. The indenture provides that if an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the same degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity reasonably satisfactory to it, against any loss, liability or expense, and then only to the extent required by the terms of the indenture.

Governing Law

The indenture provides that it and the debt securities are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms.

Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, control, as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement, or otherwise, and the terms controlling, controlled by and under common control with have correlative meanings.

Attributable Indebtedness in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

Board of Directors means, with respect to a corporation, the board of directors thereof, and, with respect to any other entity, the board or committee of such Person having a similar function, or, in any case, any committee of such board duly authorized to act on behalf of such Board.

Business Day means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

Disqualified Stock means, with respect to any person and any series of securities, any capital stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the securities of such series; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; and provided, further, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such capital stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of such Securities shall not constitute Disqualified Stock.

GAAP means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) the opinions and pronouncements of the Public Company Accounting Oversight Board;

(3) statements and pronouncements of the Financial Accounting Standards Board;

(4) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(5) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Indebtedness means, with respect to any person on any date of determination, without duplication:

(1) the principal in respect of:

(a) Indebtedness of such person for money borrowed; and

(b) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2) all capital lease obligations of such person, and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person;

(3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business and contingent consideration based on future performance;

(4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit and other contingent liabilities, but only to the extent such contingent liabilities are not reflected as liabilities on the consolidated balance sheet of such person, securing obligations, other than obligations described in clauses (1) through (3) above, entered into in the ordinary course of business of such person, to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit;

(5) the amount of all obligations of such person with respect to the redemption, repayment, or other repurchase of any Disqualified Stock, or, with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock, but excluding, in each case, any accrued dividends;

(6) all obligations of the type referred to in clauses (1) through (5) above, of other persons, and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) above, of other persons, secured by any Lien on any property or asset of such person, whether or not such obligation is assumed by such person, other than a pledge of capital stock of an unrestricted subsidiary to secure non-recourse debt of such unrestricted subsidiary, the amount of such obligation being deemed to be the lesser of the value of such property or assets, or the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, hedging obligations of such person.

The amount of Indebtedness of any person at any date shall be the outstanding balance, at such date, of all unconditional obligations, as described above, or the accreted value of such Indebtedness, in the case of Indebtedness issued with original issue discount and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Issue Date means, with respect to any series of debt securities, the date on which securities of such series are originally issued.

Lien means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any conditional sale or other title retention agreement, or lease in the nature thereof.

Restricted Subsidiary means any subsidiary of ours that is not an Unrestricted Subsidiary.

Sale/Leaseback Transaction means an arrangement relating to property now owned or hereafter acquired, whereby we or one of our Restricted Subsidiaries transfers such property to a person, and we or that Restricted Subsidiary leases it from such person.

Secured Indebtedness means any of Indebtedness of ours or of any of our Restricted Subsidiaries that is secured by a Lien.

Significant Subsidiary means any Restricted Subsidiary that would be a Significant Subsidiary of ours within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Stated Maturity means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the holder’s option upon the happening of any contingency beyond our control, unless such contingency has occurred.

Trust Indenture Act means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the indenture.

Unrestricted Subsidiary means:

(1) any subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by our Board of Directors in the manner provided below; and

(2) any subsidiary of an Unrestricted Subsidiary.

Our Board of Directors may designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an Unrestricted Subsidiary unless such subsidiary, or any of its subsidiaries, owns any of our capital stock or Indebtedness, or owns or holds any Lien on any of our property, or of any other Restricted Subsidiary that is not a subsidiary of the subsidiary to be so designated.

Our Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, as long as:

➢	immediately after giving effect to such designation no default shall have occurred and be continuing; and

➢	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the indenture.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board of Directors resolution giving effect to such designation, and an officer’s certificate certifying that such designation complied with the foregoing provisions.

U.S. Government Obligations means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at our option.

Description of stock purchase contracts and stock purchase units

Youbet may issue stock purchase contracts, representing contracts obligating holders to purchase from Youbet and Youbet to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the common stock under stock purchase contracts, either:

➢	senior debt securities, subordinated debt securities or junior subordinated debt securities of Youbet; or

➢	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require Youbet to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Youbet may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

Description of warrants

Youbet may issue warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. The warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. The statements made in this section relating to the warrant agreement are summaries only. These summaries are not complete. When we issue warrants, we will describe the specific terms of the warrants in a prospectus supplement. The prospectus supplement may change any of the terms of the warrants described in this prospectus.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including:

➢	the title of the debt warrants;

➢	the aggregate number of the debt warrants;

➢	the price or prices at which the debt warrants will be issued;

➢	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

➢	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

➢	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

➢	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

➢	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

➢	the maximum or minimum number of the debt warrants which may be exercised at any time;

➢	information with respect to book-entry procedures, if any;

➢	a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants; and

➢	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise of debt warrants.

Description of warrants

Equity Warrants

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, the warrant agreement relating to the preferred stock warrants or common stock warrants and the warrant certificates representing the preferred stock warrants or common stock warrants, including:

➢	the title of the warrants;

➢	the securities for which the warrants are exercisable;

➢	the price or prices at which the warrants will be issued;

➢	if applicable, the number of warrants issued with each share of preferred stock or share of common stock;

➢	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

➢	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

➢	the maximum or minimum number of warrants which may be exercised at any time;

➢	information with respect to book-entry procedures, if any;

➢	a discussion of the material United States federal income tax considerations applicable to exercise of the warrants; and

➢	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders.

Except as set forth in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the warrants will be required until all cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which each warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or shares of common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void.

Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or shares of common stock purchasable upon the exercise of the warrant. If fewer than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Description of rights

We may issue rights to our stockholders to purchase debt securities, preferred stock or common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement will provide the terms of the rights to be issued, including:

➢	the date of determining the stockholders entitled to the rights distribution;

➢	the securities for which the rights are exercisable;

➢	the aggregate number or amount of securities purchasable upon exercise of the rights;

➢	the exercise price;

➢	the aggregate number of rights being issued;

➢	the date, if any, on and after which the rights may be transferable separately;

➢	the date on which the right to exercise the rights will commence and the date on which the right will expire;

➢	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the rights; and

➢	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

In addition, in the case of rights to purchase debt securities, the prospectus supplement will provide:

➢	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt rights, and the procedures and conditions relating to the exercise of the debt rights;

➢	the designation and terms of any related debt securities with which the debt rights are issued, and the number of the debt rights issued with each security; and

➢	the principal amount of debt securities purchasable upon exercise of each debt right, and the price at which the principal amount of the debt securities may be purchased upon exercise.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price as shall be set forth in the prospectus supplement relating to the rights being offered. Rights may be exercised at any time up to the close of business on the expiration date for the rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Rights may be exercised as set forth in the applicable prospectus supplement relating to the rights being offered. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the common stock, preferred stock or debt securities purchasable upon such exercise. In the event that not all of the rights issued in any rights offering are exercised, we may determine to offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Plan of distribution

Youbet may sell the securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

➢	the name or names of any underwriters;

➢	the purchase price of the securities and the proceeds to Youbet from the sale;

➢	any underwriting discounts and other items constituting underwriters’ compensation;

➢	any public offering price;

➢	any discounts or concessions allowed or reallowed or paid to dealers; and

➢	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

Youbet may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Youbet in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Youbet and its subsidiaries in the ordinary course of business.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, are set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Youbet, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Legal matters

Dow, Lohnes & Albertson, PLLC, Washington, D.C., has passed upon the validity of the securities described in this prospectus.

Experts

The consolidated financial statements as of and for the year ended December 31, 2004 incorporated by reference in this registration statement have been audited by Piercy Bowler Taylor & Kern Certified Public Accountants and Business Advisors, an independent registered public accounting firm, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2003 and for the two years in the period ended December 31, 2003 incorporated by reference in this registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Where you can find more information

Youbet is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Youbet’s SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document Youbet files at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s offices in, New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section’s charges for mailing copies of the documents Youbet has filed.

Information incorporated by reference

Youbet has filed the following documents with the SEC. SEC rules permit Youbet to incorporate these filings by reference into this prospectus. By incorporating our SEC filings by reference they are made a part of this prospectus.

➢	Youbet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

➢	Youbet’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed May 4, 2005;

➢	Youbet’s current report on Form 8-K, dated January 14, 2005 and filed January 18, 2005;

➢	Youbet’s current report on Form 8-K, dated January 28, 2005 and filed February 2, 2005;

➢	Youbet’s current report on Form 8-K, dated February 8, 2005 and filed February 11, 2005;

➢	Youbet’s current report on Form 8-K, dated and filed May 24, 2005;

➢	Youbet’s current report on Form 8-K, dated June 1, 2005 and filed June 2, 2005;

➢	Youbet’s current report on Form 8-K, dated June 2, 2005 and filed June 6, 2005;

➢	Youbet’s definitive proxy statement filed under cover of Schedule 14A, filed May 2, 2005;

➢	Youbet’s definitive additional proxy solicitation materials, filed June 1, 2005; and

➢	Youbet’s registration statement on Form 8-A, filed May 10, 1999 and as amended on April 9, 2004.

All documents which Youbet will file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations, shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Youbet’s SEC file number for Securities Exchange Act documents is 0-26015. Youbet will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient’s written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Charles Bearchell
Chief Financial Officer
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, CA 91367
Telephone: (818) 668-2100

Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

➢	the prospectus;

➢	the accompanying prospectus supplement; or

➢	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

6,200,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

December 15, 2006

ThinkEquity Partners LLC